September 2019

Preliminary Terms No. 2,563

Registration Statement Nos. 333-221595; 333-221595-01

Dated September 19, 2019

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

INTEREST RATE STRUCTURED PRODUCTS

Buffered Jump Securities due October 23, 2020

Based on the 10-Year U.S. Dollar ICE Swap Rate

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Jump Securities, which we refer to as the securities, offer the opportunity to earn a return based on the performance of the 10-Year U.S. Dollar ICE Swap Rate (the “reference rate”). The terms of the securities differ from those of ordinary debt securities. Ordinary floating rate debt securities linked to an interest rate typically provide for the return of principal at maturity, subject to our credit risk, and the payment of interest that depends on the interest rate to which such securities are linked. Any decline in such interest rate would potentially affect the interest payable on such securities, but would not adversely affect the payment at maturity. Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment at maturity of only 15% of the principal amount. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the reference rate, as determined on the valuation date. If the final reference rate is greater than or equal to 85% of the initial reference rate, you will receive at maturity the stated principal amount plus the fixed upside payment of at least $127 per security. The actual fixed upside payment will be determined on the pricing date. However, if the reference rate has declined by more than 15% over the term of the securities from its initial reference rate, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities. A very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.000%, if the final reference rate were to decline by only one percentage point to 1.000%, while the absolute change in the rate is only 1.00%, that move actually represents a 50% decline from the initial reference rate, and you would lose 35% of the stated principal amount. The securities are for investors who seek a return based on changes in the reference rate and who are willing to risk their principal and forgo current income and upside above the fixed upside payment at maturity in exchange for the fixed upside payment and buffer features that in each case apply to a limited range of performance of the reference rate. You could lose up to 85% of your initial investment in the securities. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:		Morgan Stanley Finance LLC (“MSFL”)
Guarantor:		Morgan Stanley
Aggregate principal amount:		$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:		$1,000 per security
Stated principal amount:		$1,000 per security
Pricing date:		September 20, 2019
Original issue date:		September 25, 2019 (3 business days after the pricing date)
Maturity date:		October 23, 2020
Interest:		None
Reference rate:		The 10-Year U.S. Dollar ICE Swap Rate (10CMS). Please see “Additional Provisions—Reference Rate” below.
Payment at maturity:

▪   If the final reference rate is greater than or equal to the threshold reference rate:

$1,000 + the fixed upside payment

▪   If the final reference rate is less than the threshold reference rate:

$1,000 × (reference rate performance factor + 15%)

Because the reference rate performance factor will be less than 85% in this scenario, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity.

Fixed upside payment:		At least $127 per security (12.70% of the stated principal amount). The actual fixed upside payment will be determined on the pricing date.
Minimum payment at maturity:		$150 per security (15% of the stated principal amount)
Reference rate performance factor:		final reference rate / initial reference rate. In no event, however, will the reference rate performance factor be less than 0%.
Initial reference rate:		%, which is the reference rate on the pricing date
Final reference rate:		The reference rate on the valuation date
Threshold reference rate:		%, which is 85% of the initial reference rate
Buffer amount:		15%
Valuation date:		October 20, 2020
Specified currency:		U.S. dollars
CUSIP / ISIN:		61766YEM9 / US61766YEM93
Book-entry or certificated security:		Book-entry
Business day:		New York
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:		Morgan Stanley Capital Services LLC
Trustee:		The Bank of New York Mellon
Estimated value on the pricing date:		Approximately $969.40 per security, or within $19.40 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$10(1)
		$5(2)	$985
Total	$	$	$

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $10 for each security they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each security.

(3)	See “Use of Proceeds and Hedging” on page 13.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 16, 2017         Prospectus dated November 16, 2017

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley Finance LLC

Buffered Jump Securities due October 23, 2020

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Investment Summary

Buffered Jump Securities

Principal at Risk Securities

The Buffered Jump Securities (the “securities”) can be used:

▪	As an alternative to direct exposure to the reference rate that provides for a fixed positive return of at least 12.70% (to be determined on the pricing date) if the reference rate has appreciated or has declined by 15% or less over the term of the securities;

▪	To enhance returns and potentially outperform the reference rate; and

▪	To obtain a buffer against a specified level of negative performance of the reference rate.

The securities are exposed on a 1:1 basis to the percentage decline of the final reference rate from the initial reference rate beyond the buffer amount of 15%. Accordingly, 85% of your principal is at risk (e.g., a 50% depreciation in 10CMS will result in the payment at maturity of $650 per security).

Maturity:	Approximately 1 year and 1 month
Fixed upside payment:	At least $127 per security (12.70% of the stated principal amount). The actual fixed upside payment will be determined on the pricing date.
Minimum payment at maturity:	$150 per security (15% of the stated principal amount). You could lose up to 85% of the stated principal amount of the securities.
Buffer amount:	15%
Interest:	None

The stated principal amount and issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than the issue price. We estimate that the value of each security on the pricing date will be approximately $969.40, or within $19.40 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to 10CMS. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to 10CMS, instruments based on 10CMS, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed upside payment, the minimum payment at maturity and the buffer amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to interest rates and 10CMS, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

September 2019	Page 2

Morgan Stanley Finance LLC

Buffered Jump Securities due October 23, 2020

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Key Investment Rationale

This investment does not pay interest but offers a fixed positive return of at least 12.70% (to be determined on the pricing date) if the level of the reference rate does not decline by more than 15% from its initial reference rate over the term of the securities. However, if the level of the reference rate has declined by more than 15% from its initial reference rate, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities. You could lose up to 85% of the stated principal amount of the securities.

Upside Scenario	If the final reference rate is greater than or equal to the threshold reference rate, which is equal to 85% of the initial reference rate, the payment at maturity for each security will be equal to $1,000 plus the fixed upside payment of at least $127 per security. The actual fixed upside payment will be determined on the pricing date.
Downside Scenario	If the final reference rate is less than the threshold reference rate, which means that 10CMS has decreased by an amount greater than the buffer amount of 15%, you will lose 1% for every 1% decline beyond the buffer amount of 15%, subject to the minimum payment at maturity of $150 per security (e.g., a 50% depreciation in 10CMS will result in a payment at maturity of $650 per security). A very small absolute change in the reference rate can result in a significant loss on the securities. However, under no circumstances will the payment due at maturity be less than $150 per security. You could lose up to 85% of your initial investment in the securities.

September 2019	Page 3

Morgan Stanley Finance LLC

Buffered Jump Securities due October 23, 2020

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Additional Provisions

Reference Rate

“CMS rate” as defined in the accompanying prospectus in the section called “Description of Debt Securities—Floating Rate Debt Securities” and “—Base Rates” with an index maturity of 10 years and an index currency of U.S. dollars. 10CMS rate is one of the market-accepted indicators of medium to longer-term interest rates.

September 2019	Page 4

Morgan Stanley Finance LLC

Buffered Jump Securities due October 23, 2020

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

How the Buffered Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the reference rate. The actual fixed upside payment, initial reference rate and threshold reference rate will be determined on the pricing date. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical fixed upside payment:	$127 per security (12.70% of the stated principal amount)
Hypothetical initial reference rate:	2.000%
Hypothetical threshold reference rate:	1.700%, which is equal to 85% of the hypothetical initial reference rate
Minimum payment at maturity:	$150 per security (15% of the stated principal amount)
Buffer amount:	15%

As indicated in the payoff diagram below, a very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.000%, if the final reference rate were to decline by 1.200 percentage points to 0.800%, which represents a 60% decline from the hypothetical initial reference rate, investors would lose 45% of the stated principal amount. Investors may lose up to 85% of the stated principal amount of the securities.

Buffered Jump Securities Payoff Diagram

How it works

▪	Upside Scenario. If the final reference rate is greater than or equal to the threshold reference rate, the investor would receive the $1,000 stated principal amount plus the fixed upside payment per security.

▪	Downside Scenario. If the final reference rate has decreased from the initial reference rate by an amount greater than the buffer amount of 15%, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease of the reference rate beyond the buffer amount. A very small absolute change in the reference rate can result in a significant loss on the securities. However, under no circumstances will the payment due at maturity be less than $150 per security. You could lose up to 85% of your initial investment in the securities.

o	For example, assuming an initial reference rate of 2.000%, if the final reference rate has declined by 1.0000 percentage points to 1.000%, which represents a 50% decline from the initial reference rate, the payment at maturity would be $650 per security (65% of the stated principal amount).

September 2019	Page 5

Morgan Stanley Finance LLC

Buffered Jump Securities due October 23, 2020

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

What is the return on the securities at maturity, assuming a range of performances for the reference rate?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical return at maturity on the securities. The return on the securities is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000. The table and examples set forth below assume a hypothetical fixed upside payment of $127 per security, a hypothetical initial reference rate of 2.000% and a hypothetical threshold reference rate of 1.700% (equal to 85% of the hypothetical initial reference rate), which represents a decrease of only 0.300 percentage points. Accordingly, a very small absolute change in the reference rate can result in a significant loss on the securities, because the return on the securities is based on the percentage change of the reference rate from the pricing date to the valuation date rather than the absolute change in the level of the reference rate. The actual fixed upside payment, initial reference rate and threshold reference rate will be determined on the pricing date. The returns set forth below are for illustrative purposes only and may not be the actual return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final reference rate	Reference rate increase / decline	Reference rate performance factor	Payment at maturity	Return on securities
3.000%	50.00%	N/A	$1,127	12.70%
2.800%	40.00%	N/A	$1,127	12.70%
2.600%	30.00%	N/A	$1,127	12.70%
2.400%	20.00%	N/A	$1,127	12.70%
2.200%	10.00%	N/A	$1,127	12.70%
2.100%	5.00%	N/A	$1,127	12.70%
2.050%	2.50%	N/A	$1,127	12.70%
2.020%	1.00%	N/A	$1,127	12.70%
2.000%	0.00%	N/A	$1,127	12.70%
1.900%	-5.00%	N/A	$1,127	12.70%
1.800%	-10.00%	N/A	$1,127	12.70%
1.700%	-15.00%	N/A	$1,127	12.70%
1.680%	-16.00%	84.00%	$990	-1.00%
1.600%	-20.00%	80.00%	$950	-5.00%
1.400%	-30.00%	70.00%	$850	-15.00%
1.200%	-40.00%	60.00%	$750	-25.00%
1.000%	-50.00%	50.00%	$650	-35.00%
0.800%	-60.00%	40.00%	$550	-45.00%
0.600%	-70.00%	30.00%	$450	-55.00%
0.400%	-80.00%	20.00%	$350	-65.00%
0.200%	-90.00%	10.00%	$250	-75.00%
0.000%	-100.00%	0.00%	$150	-85.00%

September 2019	Page 6

Morgan Stanley Finance LLC

Buffered Jump Securities due October 23, 2020

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and return on the securities in different hypothetical scenarios are calculated.

Example 1: The reference rate increases by 1.000 percentage points from the initial reference rate of 2.000% to a final reference rate of 3.000%, which represents a 50.00% increase from the initial reference rate.

Because the final reference rate is greater than or equal to the threshold reference rate, the payment at maturity is equal to $1,100 per security, calculated as follows:

$1,000 + fixed upside payment

$1,000 + $127 = $1,127

Although the reference rate increased by 50.00% from its initial reference rate to its final reference rate in this example, the return is limited to the fixed upside payment of $127 (12.70% of the stated principal amount). The return on the securities is 12.70%.

Example 2: The reference rate decreases by 0.200 percentage points from the initial reference rate of 2.000% to a final reference rate of 1.800%, which represents a 10.00% decrease from the initial reference rate.

Because the final reference rate is greater than or equal to the threshold reference rate, the payment at maturity is equal to $1,127 per security, calculated as follows:

$1,000 + the fixed upside payment

$1,000 + $127 = $1,127

Although the reference rate decreased by 10% from its initial reference rate to its final reference rate in this example, because the reference rate has not decreased by more than the buffer amount of 15%, you receive the fixed upside payment at maturity and the return on the securities is 12.70%.

Example 3: The reference rate decreases by 1.000 percentage points from the initial reference rate of 2.000% to a final reference rate of 1.000%, which represents a 50.00% decrease from the initial reference rate.

Because the final reference rate is less than the threshold reference rate, the payment at maturity is equal to $650 per $1,000 security, calculated as follows:

$1,000 × (reference rate performance factor +15%)

= $1,000 × [(final reference rate / initial reference rate) +15%]

= $1,000 × [(1.000% / 2.000%) + 15%]

= $1,000 × 65%

= $650

The return on the securities in this example is -35%.

September 2019	Page 7

Morgan Stanley Finance LLC

Buffered Jump Securities due October 23, 2020

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Historical Information

The following graph sets forth the historical percentage levels of the reference rate for the period from January 1, 2014 to September 18, 2019. The historical levels of the reference rate should not be taken as an indication of its future performance. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

When reviewing the historical performance of the reference rate in the below graph, it is important to understand that a very small absolute percentage-point change in the reference rate can result in a significant loss on the securities. For example, assuming a hypothetical initial reference rate of 1.71700%, the threshold reference rate would be equal to 1.45945% (85% of the hypothetical initial reference rate), which represents a decrease of only 0.25755 percentage points. If the final reference rate is less than the threshold reference rate, you will lose some of your investment. Investors may lose up to 85% of the stated principal amount of the securities.

*The green solid line in the graph indicates the hypothetical threshold reference rate of 1.45945%, assuming the reference rate on September 18, 2019 were the initial reference rate.

September 2019	Page 8

Morgan Stanley Finance LLC

Buffered Jump Securities due October 23, 2020

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Risk Factors

An investment in the securities entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the reference rate, and other events that are difficult to predict and beyond our control. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The securities do not pay interest and provide for a minimum payment at maturity of only 15% of your principal. The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and the securities provide for the return of only 15% of the principal amount of the securities at maturity. Ordinary floating rate debt securities linked to an interest rate typically provide for the return of principal at maturity, subject to our credit risk, and the payment of interest that depends on the interest rate to which such securities are linked. Any decline in such interest rate would potentially affect the interest payable on such securities, but would not adversely affect the payment at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final reference rate. If the reference rate decreases from the initial reference rate by more than the buffer amount of 85%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the level of the reference rate beyond the buffer amount, and you will lose money on your investment. A very small absolute percentage-point change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.000%, if the final reference rate were to decline by only one percentage point to 1.000%, which represents a 50% decline from the initial reference rate, investors would lose 35% of the stated principal amount. You could lose up to 85% of the stated principal amount of the securities. See “How the Buffered Jump Securities Work” above.

▪	The potential return on the securities is limited to the fixed upside payment. Any positive return on your securities will not exceed the fixed upside payment, regardless of any increase in the reference rate, which may be significant. Assuming a fixed upside payment of 12.70%, the payment at maturity will under no circumstances exceed $1,127 per $1,000 stated principal amount of securities.

▪	The historical performance of the reference rate is not an indication of future performance. The historical performance of the reference rate should not be taken as an indication of future performance during the term of the securities. Changes in the levels of the reference rate will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the reference rate will not decline below the threshold reference rate, in which case you will lose money on your investment.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our ability to pay all amounts due on the securities and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities..

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

September 2019	Page 9

Morgan Stanley Finance LLC

Buffered Jump Securities due October 23, 2020

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

▪	The reference rate will be affected by a number of factors. A number of factors can affect the reference rate, including but not limited to:

▪	changes in, or perceptions, about the future reference rate;

▪	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the reference rate;

▪	prevailing interest rates: the reference rate is subject to daily fluctuations depending on prevailing interest rates in the market generally; and

▪	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment at maturity and on the value of the securities prior to maturity.

▪	The reference rate may be volatile. The reference rate is subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:

▪	sentiment regarding the U.S. and global economies;

▪	expectations regarding the level of price inflation;

▪	sentiment regarding credit quality in the U.S. and global credit markets;

▪	central bank policy regarding interest rates; and

▪	performance of capital markets.

The reference rate may be volatile, and even a very small absolute change in the reference rate can result in a significant loss on the securities. Accordingly, volatility of the reference rate may adversely affect your return on the securities.

▪	The price at which the securities may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Depending on the actual or anticipated level of the reference rate, the market value of the securities may decrease, and you may receive substantially less than 100% of the issue price if you are able to sell your securities prior to maturity.

▪	The amount payable on the securities is not linked to the level of the reference rate at any time other than the valuation date. The final reference rate will be the reference rate on the valuation date. Even if the level of the reference rate appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the reference rate prior to such drop. Although the actual level of the reference rate on the stated maturity date or at other times during the term of the securities may be higher than the final reference rate, the payment at maturity will be based solely on the reference rate on the valuation date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

September 2019	Page 10

Morgan Stanley Finance LLC

Buffered Jump Securities due October 23, 2020

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Our affiliates may publish research that could affect the market value of the securities. They also expect to hedge the issuer’s obligations under the securities. One or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the reference rate specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market value of the securities. In addition, our affiliates expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial reference rate and the threshold reference rate, and will determine the final reference rate, the reference rate performance factor and the payment that you will receive at maturity. Any of these determinations made by the calculation agent may adversely affect the payout to investors. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the reference rate. These potentially subjective determinations may adversely affect the payout to you on the securities. For further information regarding these types of determinations, see “Description of Debt Securities―Base Rates—CMS Rate Debt Securities” and related definitions in the accompanying prospectus.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please note that the discussions in this document concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this document, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

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Principal at Risk Securities

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

Even if a security is properly treated as a single financial contract that is an "open transaction," there is uncertainty regarding whether gain or loss recognized upon settlement at maturity should be treated as capital gain or loss or as ordinary income or loss (which, in the case of loss, might be treated as a non-deductible “miscellaneous itemized deduction”).

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below)should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this document and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

Use of Proceeds and Hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $10 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each security.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the fixed upside payment, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

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Principal at Risk Securities

Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities shall be an amount in cash equal to the value of such security on the day that is two business days prior to the date of such acceleration, as determined by the calculation agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the calculation agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the pricing date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such security. Because the calculation agent will take into account movements in market interest rates, any increase in market interest rates since the pricing date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

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Principal at Risk Securities

United States Federal Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to investors in the securities who:

•	purchase the securities in the original offering; and

•	hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment of the securities as described in the previous paragraph.

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Principal at Risk Securities

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Sale, Exchange, or Settlement of the Securities. Upon a sale, exchange, or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange, or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, or settled. Subject to the discussion below, any such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at such time, and short-term capital gain or loss otherwise. However, due to the lack of clear authority addressing the treatment of the settlement of instruments such as the securities, the character of the gain or loss recognized upon the settlement of the security is not entirely clear. The IRS may assert that any gain or loss recognized by a U.S. Holder upon settlement of the securities should be treated as ordinary income or loss. In the event of an ordinary loss to a U.S. Holder that is an individual, the loss may be treated as a non-deductible “miscellaneous itemized deduction.” You should consult your tax adviser regarding the character of gain or loss recognized upon a settlement of the securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities,

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possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the securities as set forth above is respected and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion regarding the possible application of FATCA, if all or any portion of the securities were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

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Principal at Risk Securities

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the securities. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the securities.

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